Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

drugstore.com, inc.	Investor Relations:
Walter Conner	Chris Danne or Brinlea Johnson
425-372-3234	415-217-5865 or 415-269-2645
wconner@drugstore.com	chris@blueshirtgroup.com
brinlea@blueshirtgroup.com

drugstore.com, inc. Announces Second Quarter 2004 Financial Results

Company Reports Year-Over-Year Growth of 51% and Record Revenues;

On Track to Return to EBITDA Profitability for Fourth Quarter 2004

BELLEVUE, WA – July 22, 2004 – drugstore.com, inc. (Nasdaq: DSCM), a leading online provider of health, beauty, vision, and pharmacy products, today announced its financial results for the second quarter ended June 27, 2004. The company reported a 51% year-over-year increase in net sales, to a record $87.8 million, and a 47% year-over-year increase in gross profit.

“Each of our business segments recorded solid growth on a year-over-year basis. Our growth was led by strong sales in the over-the-counter (OTC) segment, which grew by 44%, and in the mail-order pharmacy segment, which posted 29% growth,” said Bob Barton, chief financial officer and acting chief executive officer of drugstore.com, inc. “Our broad product and service offering, everyday competitive pricing, and successful customer retention programs are driving demand in OTC, and our pharmacy business is clearly benefiting from our expanding pharmacy benefit manager (PBM) relationships. During the second quarter of 2004, we put in place a number of long-term initiatives that we believe will help us achieve continued strong growth and lead to sustainable profitability. While the initial implementation of these programs and a more challenging-than-anticipated ramp-up in the vision business has had a short-term impact on gross margins, we still achieved record quarterly revenues and an EBITDA loss that was the third lowest in our history.”

Gross margin was 20.0% for the quarter, a slight decrease of 50 basis points from the second quarter of the prior year. Net loss for the second quarter was $5.0 million, or $0.07 per share, compared to $4.6 million, or $0.07 per share, for the second quarter of 2003. EBITDA (a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization of intangible assets, non-cash marketing expense and stock based compensation) loss was approximately $1.45 million for the quarter, reflecting an improvement of 31% over an EBITDA loss of $2.1 million for the second quarter of 2003. A reconciliation of net loss to EBITDA loss is included in the financial data accompanying this press release.

“Even as we increased net revenues sequentially, we continued to contain our operating costs and saw sequential declines in most of our operating expense categories as a percentage of net sales,” Mr. Barton added. “Moving forward, we are focused on improving operating margins and bottom-line results and expect to report positive EBITDA in the fourth quarter of 2004.”

Announcements for the Second Quarter of 2004

•	In the second quarter, drugstore.com, inc. implemented its free 3-day shipping program for customers nationwide. The expedited shipping service, which is offered to customers making non-prescription purchases of $49 or more, provides Midwest, Mountain, and West Coast customers with faster delivery of more than 18,000 OTC products.

•	The company was selected to provide pharmacy mail-order services for Patient Assistance Services, Inc., a global health care network and services company offering discount prescription drug programs in all 50 states, and for ASC Medication Assist, a medical patient advocate network services company offering medication assistance programs and discount prescription drug programs.

•	On June 11, 2004, drugstore.com, inc. announced the appointment of chief financial officer Bob Barton as the company’s acting chief executive officer, and the resignation of Kal Raman as president and chief executive officer. The company has engaged a search firm and is focused on hiring a highly qualified CEO as soon as possible.

Financial and Operational Highlights for the Second Quarter of 2004 (all comparisons are made with the second quarter of 2003 unless otherwise noted)

•	Net sales grew by 51% and reached an all-time quarterly high of $87.8 million. Sales in the OTC segment grew by 44% to $36.7 million (including $3.9 million in wholesale OTC sales generated by the company’s December 2003 agreement to provide fulfillment services to Amazon.com, Inc.), mail-order pharmacy sales grew by 29% to $15.1 million, and local pick-up pharmacy sales grew by 10% to $23.1 million. The company’s vision segment (created in December 2003 as a result of the acquisition of International Vision Direct Corp.) contributed $12.9 million in net sales, reflecting 9% growth over Vision Direct’s net sales for the second quarter of 2003.

•	Order volume during the quarter (including wholesale OTC sales) grew by 48% year-over-year to over 1.16 million orders. This represents a slight increase in order volume over the first quarter of 2004. In preparing the current quarter’s financial metrics, the company identified an understatement of order volume for the first quarter of 2004, as a result of an inadvertent exclusion of wholesale OTC shipments in the calculation of order volume. Order volume for the first quarter of 2004 was 1.14 million orders (previously reported as 1.08 million orders), a year-over-year increase of 41% (previously reported as 33%).

•	Average net sales per order increased by 3%, or $2, to $76. Average net sales per order grew by 2% to $56 for OTC (excluding wholesale OTC, average net sales per order for OTC grew by 5% to $58), by 18% to $133 for mail-order pharmacy, and by 5% to $102 for local pick-up pharmacy. Average net sales per order for the vision segment were $78. For the first quarter of 2004, the corrected order volume resulted in an average net sales per order of $74 (previously reported as $78) and an average net sales per OTC order of $55 (previously reported as $60). (Excluding wholesale OTC sales, average net sales per order in the OTC segment were $57 for the first quarter of 2004.) A reconciliation of OTC net sales to OTC net sales excluding wholesale OTC sales, including volume and per order data, is included in the financial data accompanying this press release.

•	The trailing 12-month number of active customers grew by 28% to 1.68 million. The trailing 12-month average annual spend per active customer grew to $178, up 7%. Note that both the active customer base and average annual spend numbers exclude sales and orders associated with the company’s wholesale OTC fulfillment business, and reflect only the activity of customers making purchases through Web sites owned by drugstore.com, inc. and its subsidiaries.

•	Sales from repeat customers grew by 41% for the quarter, with revenue from repeat customers representing 72% of total sales. Net sales from repeat customers grew by 40% in OTC, by 26% in mail-order pharmacy, and by 10% in local pick-up pharmacy. In the vision segment, 57% of sales were generated from repeat customers. Note that sales from repeat customers and revenue from repeat customers exclude sales and revenue associated with the company’s wholesale OTC fulfillment business, and reflect only the activity of customers making purchases through Web sites owned by drugstore.com, inc. and its subsidiaries.

•	During the quarter, the company added 294,000 new customers (excluding wholesale OTC customers), bringing the total customer base to approximately 5.4 million unique customers since inception.

•	Gross margin was 20.0%, down from 20.5%, reflecting the impact of the company’s free 3-day shipping program, various discount promotions, a slower-than-anticipated ramp-up in the vision business, and a greater volume of lower-margin product sales in the mix. As previously disclosed, drugstore.com, inc. believes that as a result of recently enacted legislation requiring patients to renew their contact lens prescriptions annually, cancellations resulting from expired prescriptions have slowed sales growth and increased costs in its vision business.

•	Marketing and sales expense per new customer was $22, up $4, reflecting the continued integration of Vision Direct marketing efforts.

•	Fulfillment and order processing expenses as a percentage of net sales improved to 10.9%, from 12.1% in the second quarter of 2003 and 11.0% in the first quarter of 2004.

•	Net loss on a GAAP basis was $5.0 million, or $0.07 per share, up from $4.6 million, or $0.07 per share.

•	EBITDA loss (as previously defined) was $1.45 million, an improvement of $643,000. The company capitalized approximately $540,000 in labor costs associated with the integration of Vision Direct and incurred a $230,000 expense related to Kal Raman’s departure from drugstore.com, inc.

•	The company ended the quarter with $37.8 million in cash, cash equivalents and marketable securities.

•	Employee headcount at the end of the second quarter was approximately 600 employees.

•	Annualized inventory turns for the second quarter were approximately 18.

•	The company is targeting the front-end integration of Vision Direct onto the drugstore.com technology platform to be completed by the end of July 2004, with full integration targeted to be completed by the end of the third quarter 2004. The company expects that, when completed, the integration will enable improved customer service and marketing efficiency and more effective cross-selling of products across the company’s customer base.

Outlook for the Third Quarter and Fiscal Year 2004

For the third quarter of fiscal year 2004, drugstore.com, inc. is targeting net sales growth of over 40% over the third quarter of 2003, to be in the range of $85 million to $88 million in a seasonally softer period. Of total net sales, the company is targeting OTC sales to be in the range of $36.0 million to $37.0 million, mail-order pharmacy sales to be in the range of $15.5 million to $15.6 million, local pick-up pharmacy sales to be in the range of $21.5 million to $22 million, and vision sales to be in the range of $12.0 million to $13.4 million. The company is targeting a GAAP net loss for the third quarter in the range of $4.5 million to $5.4 million, and an EBITDA loss in the range of $1.1 million to $2.0 million.

For the full fiscal year, drugstore.com, inc. continues to target net sales growth of more than 40% over 2003, to a range of $355 million to $370 million. The company is targeting a GAAP net loss in the range of $15.8 million to $17.8 million and an EBITDA loss in the range of $2.0 million to $4.0 million for the full year 2004. The company is targeting an EBITDA profit for the fourth quarter of 2004. A schedule of the targeted range of estimated amounts to be used in reconciling targeted net loss (the most directly comparable GAAP measure) to expected EBITDA gain/(loss) is provided supplementally below.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, drugstore.com, inc. uses the non-GAAP measure of EBITDA, defined as earnings before interest, taxes, depreciation and amortization of intangible assets, non-cash marketing expenses and stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of the company’s current financial performance and prospects for the future. Management believes that EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results. In addition, because drugstore.com, inc. has historically provided EBITDA measures to investors, management believes that including EBITDA measures provides consistency in the company’s financial reporting. However, EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net loss, cash flows, or other consolidated loss or cash flow data prepared in accordance with GAAP, or as a measure of the company’s profitability or liquidity. Although EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net loss is the closest financial measure prepared by the company in accordance with GAAP in terms of comparability to EBITDA profit or loss.

drugstore.com, inc. also uses non-GAAP measures in which wholesale OTC sales are excluded from OTC segment sales data. These non-GAAP measures are provided to enhance the user’s overall understanding of the company’s financial performance in the OTC segment. Management believes that these reporting metrics provide useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results in the OTC segment. By excluding wholesale OTC sales from OTC sales data, the company can more effectively assess the buying behavior of, and the company’s financial performance with respect to, its own OTC customers (those customers making purchases through Web sites owned by drugstore.com, inc. and its subsidiaries). However, these non-GAAP measures should not be considered in isolation, or as a substitute for, or as superior to, OTC segment sales data prepared in accordance with GAAP, or as a measure of the company’s overall performance in the OTC segment. OTC segment sales measures are the closest financial measures prepared by the company in accordance with GAAP in terms of comparability to OTC segment sales measures that exclude wholesale OTC sales.

Conference Call

Investors, analysts, and other interested parties are invited to join the drugstore.com™ quarterly conference call on Thursday, July 22, 2004 at 8:00 a.m. ET. To participate, callers should dial 1-800-240-2134 (international callers should dial 303-262-2130) five minutes beforehand. Investors may also listen to the conference call live at www.drugstore.com (under Corporate Information), by clicking on the “audio” hyperlink. A replay of the call will be available through July 24 at 1-800-405-2236 or internationally at 303-590-3000 (use pass code 11001593) beginning two hours after completion of the call.

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ: DSCM) is a leading online provider of health, beauty, vision, and pharmacy products. The drugstore.com™ online store provides a convenient, private, and informative shopping experience that encourages consumers to purchase products essential to healthy, everyday living. The online store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions. Consumers can personalize their shopping experiences with shopping lists, e-mail reminders for replenishing regularly used products, and private e-mail access to pharmacists and beauty experts for questions.

drugstore.com, inc. has been awarded the Verified Internet Pharmacy Practice Sites (VIPPS) certification by the National Association of Boards of Pharmacy (NABP) as a fully licensed facility exercising competent, safe pharmacy practices in compliance with federal and state laws and regulations.

The financial results contained in this press release are preliminary and unaudited. In addition, this press release contains forward-looking statements regarding future events or the future financial and operational performance of drugstore.com, inc. Words such as “expects,” “believes,” “anticipates,” “intends,” “may,” “will,” “plan,” “continue,” “forecast,” “remains,” “would,” “should,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: effects of changes in the economy, consumer spending, fluctuations in the stock market, changes affecting the Internet, online retailing and advertising, drugstore.com’s limited operating history, the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, risks related to business combinations and strategic alliances, consumer trends, the level of competition, seasonality, the timing and success of expansion efforts, risks related to systems interruptions, possible governmental regulation, and the ability to manage a rapidly growing business. Additional information, regarding factors that potentially could affect drugstore.com’s business, financial condition and operating results is included in drugstore.com’s periodic filings with the SEC on Forms 10-K and 10-Q. drugstore.com, inc. expressly disclaims any intent or obligation to update any forward-looking statement, except as otherwise specifically stated by it.

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DRUGSTORE.COM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
	(unaudited)		(unaudited)
Net sales	$87,844	$58,224	$172,206	$115,307

Costs and expenses:
Cost of sales	70,283	46,267	136,528	92,874
Fulfillment and order processing	9,560	7,065	18,817	14,228
Marketing and sales	6,339	3,907	12,462	7,752
Technology and content	2,069	2,325	4,389	4,389
General and administrative	3,392	2,923	7,055	5,644
Amortization of intangible assets	1,032	343	2,084	709
Amortization of stock-based compensation	207	119	559	275

Total costs and expenses	92,882	62,949	181,894	125,871

Operating loss	(5,038)	(4,725)	(9,688)	(10,564)

Interest income, net	78	174	159	378

Net loss	$(4,960)	$(4,551)	$(9,529)	$(10,186)

Basic and diluted net loss per share	$(0.07)	$(0.07)	$(0.13)	$(0.15)

Weighted average shares outstanding used to compute basic and diluted net loss per share	75,470,099	69,328,478	74,965,835	68,940,194

SUPPLEMENTAL INFORMATION: Gross Profit, Gross Margin, and EBITDA

Loss (See Note 1 below):

1. Gross Profit and Gross Margin

USD (in thousands), unless otherwise indicated	Three Months Ended		Six Months Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Net sales	$87,844	$58,224	$172,206	$115,307

Cost of sales	70,283	46,267	136,528	92,874

Gross profit	$17,561	$11,957	$35,678	$22,433

Gross margin	20.0%	20.5%	20.7%	19.5%

2. Reconciliation of Net Loss to EBITDA Loss (see Note 2 below)

(a) Reconciliation of net loss to EBITDA loss calculated as:

USD (in thousands), unless otherwise indicated	Three Months Ended		Six Months Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Net loss	$(4,960)	$(4,551)	$(9,529)	$(10,186)
Amortization of intangible assets	1,032	343	2,084	709
Amortization of non-cash marketing	572	572	1,145	1,145
Amortization of stock-based compensation	207	119	559	275
Depreciation (see Note 2 below)	1,776	1,597	3,488	3,175
Interest income, net	(78)	(174)	(159)	(378)

EBITDA loss	$(1,451)	$(2,094)	$(2,412)	$(5,260)

(b) Reconciliation of forecasted Q3 2004 and FY 2004 net loss range to forecasted Q3 2004 and FY 2004 EBITDA loss range calculated as:

	Three Months Ended September 26, 2004		Twelve Months Ended January 2, 2005
	Range High	Range Low	Range High	Range Low
Estimated net loss	$(4,500)	$(5,400)	$(15,800)	$(17,800)
Estimated amortization of intangible assets	1,040	1,040	4,200	4,200
Estimated amortization of non-cash marketing	570	570	2,300	2,300
Estimated amortization of stock-based compensation	80	80	600	600
Estimated depreciation	1,800	1,800	7,000	7,000
Estimated interest income, net	(80)	(80)	(300)	(300)

Estimated EBITDA loss	$(1,090)	$(1,990)	$(2,000)	$(4,000)

NOTE 1: Supplemental information related to the company’s gross profit, gross margin and EBITDA loss for the three and six months ended June 27, 2004 and June 29, 2003 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles.

NOTE 2: EBITDA loss is defined as loss before interest, taxes, depreciation, amortization of intangible assets, non-cash marketing, and stock based compensation. Depreciation expense excluded from EBITDA loss is classified in the following financial statement line items:

	Three Months Ended		Six Months Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Fulfillment and order processing	$1,266	$1,155	$2,525	$2,305
Marketing and sales	—	—	—	—
Technology and content	301	219	489	469
General and administrative	209	223	474	401

Depreciation	$1,776	$1,597	$3,488	$3,175

SUPPLEMENTAL INFORMATION: Reconciliation of OTC net sales to OTC net sales excluding wholesale OTC (see Note 3 below):

	Three Months Ended
	June 27, 2004	March 28, 2004	June 29, 2003
	(in thousands, except orders shipped and per order data)
Over-the-Counter (OTC):
Net sales:	$36,730	$35,462	$25,464
Wholesale OTC sales	3,893	2,035

OTC sales, excluding wholesale OTC	32,837	33,427	25,464
OTC orders shipped	659,527	649,690	465,876
Wholesale OTC orders shipped	92,079	60,798	—
OTC orders shipped, excluding wholesale OTC	567,448	588,892	465,876

OTC sales per order shipped, excluding wholesale OTC	$58	$57	$55

NOTE 3: Supplemental information related to the company’s OTC sales excluding wholesale OTC sales for the three months ended June 27, 2004, March 28, 2004 and June 29, 2003 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles.

DRUGSTORE.COM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 27, 2004	December 28, 2003
	(unaudited)	(audited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$37,846	$43,572
Accounts receivable, net of allowances	30,258	24,896
Inventories	14,674	13,647
Prepaid marketing expenses	2,145	2,291
Other current assets	4,666	3,231

Total current assets	89,589	87,637

Fixed assets, net	12,744	14,280
Intangible assets, net	16,630	19,011
Goodwill, net	53,633	53,077
Prepaid marketing expenses	9,160	10,305
Deposits and other assets	102	102

Total assets	$181,858	$184,412

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,590	$46,964
Accrued compensation	2,289	2,932
Accrued marketing expenses	1,926	1,870
Other current liabilities	2,640	3,043
Current portion of capital lease obligations	798	785

Total current liabilities	60,243	55,594

Capital lease obligations, less current portion	524	600

Stockholders’ equity:
Common stock, $.0001 par value, stated at amounts paid in:
Authorized shares—250,000,000
Issued and outstanding shares—79,012,879 and 77,361,026 as of June 27, 2004 and December 28, 2003, respectively	799,370	797,534
Deferred stock-based compensation	(69)	(635)
Accumulated deficit	(678,210)	(668,681)

Total stockholders’ equity	121,091	128,218

Total liabilities and stockholders’ equity	$181,858	$184,412